Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Rimini Street, Inc.:

We consent to the use of our report incorporated by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

San Francisco, California
July 1, 2019